Exhibit 99.2

NRG Energy, Inc. Announces Cash Tender Offer and Concurrent Redemption Notice for Any and All of Its Outstanding 6.25% Senior Notes Due 2024

PRINCETON, N.J.—May 7, 2019—NRG Energy, Inc. (NYSE:NRG) announced that it has commenced a cash tender offer to purchase any and all of the approximately $733.6 million outstanding aggregate principal amount of its 6.25% senior notes due 2024 (the “2024 Notes”) with the net proceeds from NRG’s concurrent private placement of $733.0 million in aggregate principal amount of senior notes due 2029 (the “New Notes”), which was also announced today by NRG, as well as with cash on hand. The tender offer is being made pursuant to an offer to purchase, related letter of transmittal and notice of guaranteed delivery, each dated as of May 7, 2019. The tender offer will expire at 5:00 p.m., New York City time, on May 13, 2019 (as such time and date may be extended, the “expiration time”).  Tendered 2024 Notes may be withdrawn at any time before the expiration time.

Under the terms of the tender offer, holders of the 2024 Notes that are validly tendered and accepted at or prior to the expiration time, or holders who deliver to the depositary and information agent a properly completed and duly executed notice of guaranteed delivery and subsequently deliver such 2024 Notes, each in accordance with the instructions described in the offer to purchase, will receive total cash consideration of $1,033.75 per $1,000 principal amount of 2024 Notes, plus an amount equal to any accrued and unpaid interest up to, but not including, the settlement date, which is expected to be May 14, 2019, subject to satisfaction of the Financing Condition described below.

The tender offer is contingent upon the satisfaction of certain conditions, including the condition that NRG shall have raised at least $733.0 million in gross proceeds from the offering of the New Notes on or prior to the settlement date (the “Financing Condition”). The tender offer is not conditioned on any minimum amount of 2024 Notes being tendered.  NRG may amend, extend or terminate the tender offer in its sole discretion. Concurrently with the launch of the tender offer, NRG is exercising its right to optionally redeem any 2024 Notes not validly tendered and purchased in the tender offer at a price equal to 103.125% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, pursuant to the terms of the indenture governing the 2024 Notes, conditioned upon and subject to satisfaction of the Financing Condition.

The tender offer is being made pursuant to the terms and conditions contained in the offer to purchase and related letter of transmittal and notice of guaranteed delivery, each dated May 7, 2019, copies of which may be requested from the information agent for the tender offer, D.F. King & Co., Inc., at (800) 755-3105 (Toll-Free) or (212) 269-5550, by email at nrg@dfking.com, or via the following web address: www.dfking.com/nrg. J.P. Morgan Securities LLC, Credit Agricole Securities (USA) Inc. and MUFG Securities Americas Inc. will act as Joint Dealer Managers for the tender offer. Questions regarding the tender offer may be directed to the Joint Dealer Managers at the telephone numbers shown below:

J.P. Morgan Securities LLC

Tel (toll-free): (866) 834-4666

Tel (collect): (212) 834-3424

Credit Agricole Securities (USA) Inc.

Tel (toll-free): (866) 807-6030

Tel (collect): (212) 261-7802

MUFG Securities Americas Inc.

Tel (toll-free): 1 (877) 744-4532

Tel (collect): (212) 405-7481

This press release does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the 2024 Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security, including the New Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About NRG

At NRG, we’re redefining power by putting customers at the center of everything we do. We create value by generating electricity and serving nearly 3 million residential and commercial customers through our portfolio of retail electricity brands. A Fortune 500 company, we deliver customer-focused solutions for managing electricity, while enhancing energy choice and working towards a sustainable energy future.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally and whether NRG will offer the New Notes or consummate the offering, the anticipated terms of the New Notes and the anticipated use of proceeds.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

Contacts:

Media:

Candice Adams

609.524.5428

Investors:

Kevin L. Cole, CFA

609.524.4526